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($150)

CERTIFICATE PURSUANT TO SECTION 78.209

OF THE NEVADA GENERAL CORPORATION LAW

FILED # C1785-98

SEP 13 2002

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

The undersigned certifies that:

1. He is the president and the secretary of China World Trade Corporation, a Nevada corporation.

2. The number of authorized shares of the corporation is 50,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value. After the filing of this Certificate, the number of authorized shares shall be 50,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value.

3. Upon the filing of this Certificate, each 30 shares of the issued and outstanding Common Stock of the corporation is hereby converted into 1 share of common stock of the corporation. The provisions of the Articles of Incorporation, as amended, currently in effect shall not be affected by this amendment. There are no shares of preferred stock issued or outstanding.

4. The foregoing has been duly approved by the board of directors of this corporation. Shareholder approval was not required.

5. The effective date of the reverse stock split shall be September 6, 2002.

The undersigned further declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

DATE: September 13, 2002

John E. W. Hui, President and Secretary

F403-17223

CC394432.2
20152110002